Exhibit 10.4

ANACORTES TRACK USE
AND THROUGHPUT AGREEMENT
This ANACORTES TRACK USE AND THROUGHPUT AGREEMENT (this “Agreement”) is dated effective as of the Commencement Date (as defined below in Section 3), by and between Tesoro Logistics Operations LLC, a Delaware limited liability company (“TLO”), and for purposes of Section 23 only, Tesoro Logistics GP, LLC, a Delaware limited liability company (“General Partner”) and Tesoro Logistics LP, a Delaware limited partnership (“Partnership”), on the one hand, and Tesoro Refining and Marketing Company, a Delaware corporation (“TRMC”), on the other hand.
RECITALS
WHEREAS, TRMC owns a crude oil refinery located in Anacortes, Skagit County, Washington (the "Anacortes Refinery");
WHEREAS, TRMC sources its crude oil supply for the Anacortes Refinery from various suppliers and transports such supply through various modes of transportation, including marine vessel, pipeline, truck, and railcar;
WHEREAS, TLO owns and operates a four-track rail unloading facility adjacent to the Anacortes Refinery, which includes (i) two receiving and two departing tracks capable of handling 100-railcar unit trains (collectively, “unit trains, and each individually, a “unit train”) and manifest railcars (as defined below); (ii) two short track spurs for storage and repair of railcars; (iii) pumps, piping and other ancillary equipment to allow for the direct offloading of crude oil (and other crude petroleum products, as agreed between the parties on a case-by-case basis) into TRMC’s pipelines connecting its storage facilities at the Anacortes Refinery; (iv) one flat bed pick up truck; and (v) gates and fencing surrounding the unloading facility (collectively, and as more specifically depicted on Schedule I attached hereto, the “Anacortes Rail Unloading Facility”);
WHEREAS, TRMC desires and has requested that TLO (i) use the Anacortes Rail Unloading Facility for the delivery of TRMC’s crude oil by unit train to the Anacortes Refinery, (ii) receive, switch, connect and disconnect, store and provide minor repairs to TRMC’s railcars, (iii) offload and throughput TRMC’s crude oil from TRMC’s unit trains into storage at the Anacortes Refinery, (iv) reassemble and return the unit trains to the location indicated by TRMC; and (v) provide TRMC with certain ancillary services with respect to the immediately foregoing, all subject to and upon the terms and conditions of this Agreement; and
WHEREAS, TRMC and TLO desire to enter this Agreement to memorialize the terms of their commercial relationship.
NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:
SECTION 1DEFINITIONS
Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.
“Agreement” has the meaning set forth in the Preamble.
“Anacortes Rail Unloading Facility” has the meaning set forth in the Recitals.

“Anacortes Refinery” has the meaning set forth in the Recitals.
“API” means the American Petroleum Institute.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.
“ASTM” means the American Society for Testing and Materials.
“Barrel” means a volume equal to 42 U.S. gallons or 231 cubic inches, each at 60 degrees Fahrenheit under one atmosphere of pressure, net of basic sediment and water.
“BNSF” means the BNSF Railway Company.
“BNSF Agreements” means that certain (i) Locomotive and Telemetry Device Use and Liability Agreement by and between BNSF and TLO dated September 1, 2012 (“LULA”), as wholly assigned to TLO on the date hereof, and (ii) BNSF Railway Company Industry Track Agreement by and between BNSF and TLO dated August 31, 2012 (“ITA”), as partially assigned to TLO on the date hereof.
“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.
“Commencement Date” has the meaning set forth in Section 3.
“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
“CPI-U” ” means Consumer Price Index for all Urban Consumers, Not Seasonally Adjusted, U.S. City Average, for All Items (Series ID CUUR0000SA0, CUUS0000SA0) as published by the Bureau of Labor Statistics of the United States Department of Labor.
“Crude Oil” means crude petroleum, synthetic crude oil, topped crude oil, condensate, and all associated blends thereof.
“Deemed Credit Amount” has the meaning set forth in Section 5(c).

“Environmental Liabilities” means all obligations, responsibilities, liabilities, costs and expenses caused by, arising from, incurred in connection with, relating in any way to or otherwise required or incurred to achieve or maintain compliance with, Health, Safety and Environmental Laws, as the same are in effect from time to time, including (A) fines and penalties or other criminal sanctions arising by reason of violations of Health, Safety and Environmental Laws; (B) any responsibility for any litigation, threatened litigation or claims arising under or by reason of actual or alleged violations of Health, Safety and Environmental Laws; (C) third party bodily injury or wrongful death claims arising under or by reason of actual or alleged violations of Health, Safety and Environmental Laws; (D) liabilities and obligations with respect to third party property damage claims relating to, arising under, or by reason of actual or alleged violations of Health, Safety and Environmental Laws; and (E) any and all obligations, responsibilities, liabilities, costs and expenses caused by, arising from, incurred in connection with or relating in any way to clean-up, restoration or remediation of any property under Health, Safety and Environmental Laws;
“Excess Throughput Volume Fee” has the meaning set forth in Section 5(a)(ii).
“Extension Period” has the meaning set forth in Section 4.
“Force Majeure” means circumstances not reasonably within the control of TLO and which, by the exercise of due diligence, TLO is unable to prevent or overcome that prevent performance of TLO’s obligations, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, storage tanks or lines of pipe and inability to obtain or unavoidable delays in obtaining material or equipment and similar events. A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure.
“Force Majeure Notice” has the meaning set forth in Section 21(a).
“Force Majeure Period” has the meaning set forth in Section 21(a).
“General Partner” has the meaning set forth in the Preamble.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body, port authority, federal or state railroad administration or commission or other authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Health, Safety and Environmental Laws” means any and all past or present local, state, and federal laws, principles of common law, statutes, ordinances, regulations, rules, orders, permits, standards, or requirements (including consent decrees, judicial decisions, judgments, injunctions and administrative orders issued or approved thereunder), together with all related amendments and implementing regulations and all common law, pertaining to or regulating pollution, environmental protection, health and safety of persons, pipeline safety, natural resource damages, conservation of resources, wildlife, waste management, the use, storage, generation, production, treatment, emission, discharge, remediation, removal, disposal or transport or any other activity related to a toxic or hazardous substance, waste or material (including crude petroleum and its fractions or derivatives thereof), or any other environmental matter, including without limitation: the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et. seq.; the Toxic Substances

Control Act, as amended, 15 U.S.C. Section 2601 et. seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et. seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 3009(f) et. seq.; the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C. Section 11001 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651 et. seq.; and the Hazardous Liquid Pipeline Safety Act, as amended, 49 U.S.C. Section 60101 et. seq.
“manifest railcar” has the meaning set forth in Section 6.
“Minimum Throughput Volume” means an aggregate volume of 1,216,667 Barrels of Products per Month offloaded and throughput at the Anacortes Rail Unloading Facility (40,000 Barrels per day multiplied by 365 days divided by 12), provided, however, that the Minimum Throughput Volume during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days, including and following the Commencement Date, in such Month to the total number of days in such Month.
“Month” means a calendar month, except that the first Month under this Agreement shall begin on the Commencement Date and end on the last day of that calendar month.
“MTVF” has the meaning set forth in Section 5(a)(i).
“Off-Spec Product” means Product that fails to meet TLO’s minimum specifications.
“Omnibus Agreement” means that certain Second Amended and Restated Omnibus Agreement dated as of November 15, 2012, as amended from time to time, by and among Tesoro Corporation, Tesoro Companies, Inc., TRMC, Tesoro Alaska Company, the General Partner, the Partnership and TLO.
“Partnership” has the meaning set forth in the Preamble.
“Partnership Change of Control” means Tesoro Corporation ceases to Control the General Partner.
“Party” or “Parties” means that each of TLO and TRMC is a “Party” and collectively are the “Parties” to this Agreement.
“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
“Product” or “Products” means Crude Oil and such other refined petroleum products as are mutually agreed upon by the Parties.
“Purchase First Offer Period” has the meaning set forth in Section 23(e).
“Purchase Right of First Refusal” has the meaning set forth in Section 23(e).
“railcar” means a unit train railcar and/or a manifest railcar, as the particular context or situation requires.
“Receiving Party Personnel” has the meaning set forth in Section 27(d).

“Services” has the meaning set forth in Section 13(a).
“Shortfall Credit” has the meaning set forth in Section 9(a).
“Term” and “Initial Term” each have the meaning set forth in Section 4.
“Termination Notice” has the meaning set forth in Section 21(b).
“TLO” has the meaning set forth in the Preamble.
“TLO Indemnitee” and “TLO Indemnitees” have the meaning set forth in Section 19(b).
“TRMC” has the meaning set forth in the Preamble.
“TRMC Indemnitee” and “TRMC Indemnitees” have the meaning set forth in Section 19(a).
“TTA First Offer Period” has the meaning set forth in Section 22(e).
“TTA Right of First Refusal” has the meaning set forth in Section 22(e).
“unit train” has the meaning set forth in the Recitals.
“Waste” means any spent or remnant commercial chemical products, previously of beneficial use, or other inherently waste-like material; provided, however, that any residual Product that retains, in the judgment of the Parties, a beneficial use, including recycling, oil recovery and re-refining, is not Waste unless it is designated for disposal.

SECTION 2	GENERAL UNDERTAKINGS
Subject to the terms and conditions of this Agreement, the BNSF Agreements, TLO’s operating permits, the limitations of the Anacortes Rail Unloading Facility and all Applicable Law, TLO shall use the Anacortes Rail Unloading Facility to provide Services for TRMC’s nominated unit trains for the unloading of Products to be delivered to the Anacortes Rail Unloading Facility by TRMC, and each Month during the Term, TRMC shall nominate and deliver for offload and throughput at the Anacortes Rail Unloading Facility the Minimum Throughput Volume, subject to reduction as set forth herein.

SECTION 3	COMMENCEMENT DATE
The “Commencement Date” will be November 15, 2012.

SECTION 4	TERM
Commencing on the Commencement Date, the initial term of this Agreement shall be for a period of ten (10) years until the anniversary of the Commencement Date in 2022 (the “Initial Term”), provided, however, that TRMC may, at its sole option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to TLO no less than ninety (90) days prior to the end of the Initial Term or the then-current Extension Period. The Initial Term and any extensions of this Agreement as provided above, shall be referred to herein as the “Term”.

SECTION 5	OFFLOAD AND THROUGHPUT FEES
(a)    Offload and Throughput Fees. TRMC agrees to pay to TLO the following fees for all Barrels of Product offloaded and throughput at Anacortes Rail Unloading Facility:
(i)    A Minimum Throughput Volume Fee (the “MTVF”) of $1,861,501 per Month (which is $1.53/Barrel multiplied by the Minimum Throughput Volume), subject to escalation as provided in Section 8 below; plus
(ii)    a $0.75 per Barrel offloading and throughput fee for Product volumes in excess of the Minimum Throughput Volume (“Excess Throughput Volume Fee”), subject to escalation as provided in Section 8 below.

(b)     MTVF Relief. During any Month that the Anacortes Rail Unloading Facility is unavailable to receive any of TRMC’s unit trains on a day in which such unit train is scheduled to have access to the Anacortes Rail Unloading Facility, for any reason other than TRMC’s actions, including without limitation, TLO’s actions, Force Majeure, and the actions of a Governmental Authority, and such unavailability prevents TRMC from offloading and throughputting, then the Minimum Throughput Volume and the MTVF for such Month will be reduced in proportion to the number of days in such Month when TRMC’s unit trains were prevented from having access to the Anacortes Rail Unloading Facility as a result of the Anacortes Rail Unloading Facility being unavailable, divided by the total days in such Month; provided, however, that the foregoing reduction to the Minimum Throughput Volume and MTVF shall not exceed the actual reduction in volume of, and offload and throughput fees charged for, such Product handled by TLO.
(c)    Offset for Deemed Credit Amount. During any Month where (i) TRMC does not schedule any railcars for the use of, or otherwise fails to offload and throughput Product at, the Anacortes Rail Unloading Facility, and/or (ii) TRMC has temporarily or permanently suspended operations at the Anacortes Refinery, such that in either or both cases, the number of railcars to be offloaded and throughput during such Month would be zero (0), then TRMC shall be credited $70,000 per month (the “Deemed Credit Amount”), and the Deemed Credit Amount shall be offset against the MTVF for such Month.

SECTION 6	MANIFEST RAILCARS
During any Month under the Term of this Agreement, TRMC may request that the Services include receipt of manifest railcars, in addition to, or in lieu of, unit train railcars nominated by TRMC for offload and throughput at the Anacortes Rail Unloading Facility; provided that all nominations made by TRMC are made in accordance with Annex B, including without limitation, providing sufficient advance notice. For purposes of this Agreement, a “manifest railcar” means any single unit railcar in a shipment of Product to the Anacortes Rail Unloading Facility for which BNSF would owe payment to TLO under Section 1.3 of the ITA. Upon receipt of such request, TLO may consent, such consent not to be unreasonably withheld, to accept such manifest railcars proposal by TRMC. TLO shall not be required to consent to any requests that would require Services to be performed that are not authorized under existing agreements with BNSF or other third party contractors, provided that TLO shall make commercially reasonable efforts to negotiate suitable arrangements with such contractors to authorize such Services. TLO shall also not be required to consent to any proposal that would require new, expanded or modified facilities and equipment. Fees for any and all Product volumes received at the Anacortes Rail Unloading Facility via manifest railcars shall be at the same per barrel rate specified in Section 5(a)(i) above for the Minimum Throughput Volume (as escalated from time to time pursuant to Section 8), plus any applicable surcharge to reimburse TLO for any incremental costs or expenses incurred by TLO in connection with the offload and throughput of such manifest railcars and volumes. Any and all Product volumes received during a Month at the Anacortes Rail Unloading Facility via manifest railcars shall be credited against TRMC’s Minimum Throughput Volume for such Month.

SECTION 7	SURCHARGES, REIMBURSEMENTS AND PASS THROUGH COSTS
(a)    TRMC shall reimburse TLO for, or TLO shall be permitted to charge TRMC an additional per Barrel surcharge for any and all of the following:
(i)    The actual cost of any capital expenditures that TLO agrees to make upon TRMC’s written request;
(ii)    The costs that TLO incurs in complying with any new Applicable Laws that affect the Anacortes Rail Unloading Facility or services provided by TLO to TRMC hereunder; provided, that (A) compliance by TLO with any such new law or regulation requires substantial unanticipated capital expenditures by TLO, (B) TLO has made good faith efforts to mitigate the effect of any such law or regulation and (C) TLO has negotiated in good faith with TRMC in order to agree on the level of any such surcharge;
(iii)    All taxes (other than ad valorem taxes, property taxes, income taxes, gross receipt taxes, payroll taxes and similar taxes) that TLO specifically incurs on TRMC’s behalf for the services TLO provides to TRMC hereunder, if such reimbursement is not prohibited by law;
(iv)    Subject to Sections 14(d) and 18(b), any demurrage assessed by BNSF or under Applicable Law and paid directly by TLO;
(v)    All costs incurred in connection with (1) any laboratory tests or specific railcar sampling requested by TRMC under Section 10, and (2) the detention and storage of railcars, pursuant to Section 13 (d);
(vi)    The actual cost of any surcharges incurred by TLO in connection with the offload of and throughput from manifest railcars pursuant to Section 6 above; and
(vii)    All incremental costs or surcharges incurred by TLO from third party contractors in connection with the unloading of and throughput from any unit train that is not comprised of the full complement of one (100) hundred railcars; provided that such incremental costs or surcharges may only be assessed when, in a given Month, TRMC nominates (A) three or more unit trains with less than ninety (90) railcars in each such unit train, or (B) one or more unit trains with less than eighty (80) railcars in each such unit train.
(b)    If TRMC objects to the level of any surcharge under items (i) through (iii) above, then TLO shall impose a surcharge for those expenditures as it deems, in its sole discretion, to be mandatory. The period of time over which such charges are recovered shall be determined by TLO in light of the remaining period in the Term of this Agreement and the projected future deliveries of Product to the Anacortes Rail Unloading Facility. In such case, if TLO determines that all or some costs to which TRMC has objected could be reduced or mitigated by changes in operation of the Anacortes Rail Unloading Facility, including taking a portion of the Anacortes Rail Unloading Facility out of service, reducing the capacity of the Anacortes Rail Unloading Facility, or restricting use of the Anacortes Rail Unloading Facility, then TRMC may request that TLO do so, rather than imposing a surcharge to maintain service at a particular level, and in that event, TLO shall make reasonable efforts to accommodate such request; provided that TLO shall not be required to take any actions that it believes in good faith might result in a violation of any operating requirement and such reduction in capacity shall not be a Force Majeure event or other basis for any reduction in TRMC’s Minimum Throughput Volume or for a reduction in any fees except surcharges avoided by such reduction in capacity.

SECTION 8	ADJUSTMENTS – FEES AND COSTS
Starting July 1, 2013, all fees in Section 5(a) and the Deemed Credit Amount in Section 5(c) above shall automatically be increased on the first day of July for each year of the Term, by a percentage equal to the greater of zero or the positive change in the CPI-U for the prior calendar year, rounded to the nearest one-tenth of one percent.

SECTION 9	PAYMENTS
(a)    Monthly Shortfall Credit. If, during any Month, the actual volume of Barrels offloaded and throughput by TRMC are less than the Minimum Throughput Volume, then TRMC shall nevertheless pay to TLO the MTVF. Upon Payment of the MTVF, TRMC shall receive a “Shortfall Credit” calculated as the difference between the Minimum Throughput Volume less the actual total volumes received during such month, multiplied by the sum of the MTVF, on a per Barrel basis.

(b)     Monthly Reconciliation. Actual volumes of Barrels offloaded and throughput at the Anacortes Rail Unloading Facility are to be determined Monthly, based upon receipts during the Month (as measured by custody transfer meter) and credited towards the Minimum Throughput Volume in such Month; provided, however, that during the start-up period of the Anacortes Rail Unloading Facility and until custody transfer metering becomes fully operational, TLO will utilize TRMC’s loading ticket receipts to measure throughput and TLO will reconcile to actual railcars received at the Anacortes Rail Unloading Facility during that Month. The Shortfall Credit shall be credited as follows:

(i)    the dollar amount of any Shortfall Credit included in the Monthly invoice will be posted as a credit to TRMC’s account and may be applied against amounts owed by TRMC for throughput volumes in excess of the Minimum Throughput Volume during any of the succeeding three (3) Months; and

(ii)     any portion of the Shortfall Credit that is not used by TRMC during the succeeding three (3) Months will expire at the end of said three (3) Month period relating to the respective credit and be reset to zero.

(c)    Fees & Costs Calculation. At the end of each Month, TLO will calculate the total fees and costs that TRMC incurred for offloading and throughput of Barrels at the Anacortes Rail Unloading Facility during such Month, as follows:

(i)    the MTVF; plus

(ii)     the Excess Throughput Volume Fees attributable to such Month; less

(iii)    any applicable Shortfall Credits to TRMC, but not to exceed the Excess Throughput Volume Fees for such Month; less

(iv)    the Deemed Credit Amount, if applicable; plus

(v)    any surcharges, reimbursements or pass-through costs for such Month pursuant to Section 7.

(d)    Invoices. TLO will invoice TRMC Monthly, providing its calculations of all applicable items set forth above. All amounts set forth above shall be due and payable no later than ten (10) days after TRMC’s receipt of TLO’s invoice. The invoiced amount shall be for the items described above and other charges during the prior Month. Any past due payments owed by either Party shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

(e)    Disputed Amounts. If TRMC reasonably disputes any amount invoiced by TLO, TRMC shall pay the amount of the invoice when due and provide TLO with written notice stating the nature of the dispute prior to ninety (90) days after the due date of the invoice. TRMC and TLO shall use reasonable commercial diligence to resolve disputes in good faith and in a timely manner. All portions of the disputed amount determined to be owed TRMC shall be refunded to the TRMC within ten (10) days of the dispute resolution.

SECTION 10	PRODUCT SPECIFICATIONS

(a)	Product Quality.

(i)    Product Testing/Quality Analysis. Upon request and at the sole expense of TRMC (such expense to be negotiated at the time of such request and to include applicable labor and fees), TLO shall provide TRMC a laboratory report for each Product delivery by TRMC or TRMC’s supplier. TLO will not be obligated to receive Off-Spec Product for offload and throughput at the Anacortes Rail Unloading Facility, nor will TLO be obligated to accept Product that fails to meet the quality specifications set forth in any arrival notice. Further, TLO will not perform any Product quality analysis on behalf of TRMC unless TRMC so requests in writing. Any such quality analyses, including any costs for independent inspectors appointed by TRMC, are for TRMC’s account. TRMC or its designated independent inspector may observe TLO in any measurement or sampling.

(ii)    Off-Spec Product. TRMC at its sole cost and expense shall be responsible for all damages of any kind, in addition to commodity or Waste removal and cleaning costs resulting from the introduction of Off-Spec Product into the Anacortes Rail Unloading Facility. TRMC shall remove any Off-Spec Product or reimburse TLO for any and all expenses incurred in removing any such Off-Spec Product received into the Anacortes Rail Unloading Facility.

(iii)    Minimum Specifications. TLO retains at all times under the Term of this Agreement the right to establish and/or change TLO’s minimum specifications for any Product introduced at the Anacortes Rail Unloading Facility with thirty (30) days advance notice to TRMC. Changes will not affect previously accepted nominated volumes unless immediate action is required by Applicable Law. TLO’s minimum specifications shall allow the throughput of the grades and approximate qualities of Product specified in Annex A.

(iv)    Other Products. If TRMC wishes to offload and throughput Products outside of the minimum specifications noted above, TRMC must send a written request evidencing such desire sixty (60) days prior to any such potential offload and throughput, and TLO may consent to such request in its discretion, such consent not to be unreasonably withheld.

(b)    Product Warranty. TRMC warrants to TLO that all Product tendered by or for the account of TRMC for offload and throughput at the Anacortes Rail Unloading Facility will conform to TLO’s minimum specifications for such Product. TLO may rely upon the specifications and representations of TRMC as to Product quality.

(c)    Material Safety Data Sheet. TRMC will provide TLO with a Material Safety Data Sheet and any other information required by any federal, state, or local authority for all Product offloaded and throughput at the Anacortes Rail Unloading Facility. TRMC shall provide its customers with the appropriate information on all Products offloaded and throughput at the Anacortes Rail Unloading Facility.

SECTION 11	PRODUCT QUANTITY; MEASURMENT
All quantities of Products received at the Anacortes Rail Unloading Facility via railcar shall be measured by custody transfer meter in net Barrels using the applicable API and ASTM or equivalent standards; provided, however, that during the start-up period of the Anacortes Rail Unloading Facility, and at any time thereafter that custody transfer metering is not operational, all quantities of Products received via railcar at the Anacortes Rail Unloading Facility shall be determined based upon the loading tickets received by TRMC at the place of loading for TRMC’s railcars. Such loading tickets shall then be reconciled with the volumes in the actual railcars, as applicable, received at the Anacortes Rail Unloading Facility. All quantities shall be adjusted to net gallons at 60° F in accordance with ASTM D-1250 Petroleum Measurement Tables, or latest revisions thereof. Meters and temperature probes shall be calibrated according to applicable API standards. TRMC shall provide TLO with all reasonable documentation with respect to the volumes offloaded and throughput at the Rail Unloading Facility, including but not limited to, inspection reports, meter tickets or other similar documentation within three (3) Business Days of completion of unit train discharge.

SECTION 12	WASTE AND HAZARDOUS MATERIALS
(a)    Handling and Disposal of Waste. TLO and TRMC will comply with Applicable Law regarding the handling of Product and the disposal of any Waste. TRMC shall pay or reimburse TLO for removal from the Anacortes Rail Unloading Facility of any Waste or residuals, including all costs associated with any liabilities arising from such Waste or residual, to the extent such Waste and/or residuals are introduced, created or caused by TRMC or its Crude Oil at the Anacortes Rail Unloading Facility. TLO shall not be responsible whatsoever for any Waste or residuals caused or created in transit to the Anacortes Rail Unloading Facility. During such removal, the fees and charges set forth in this Agreement will remain in effect. Unless stated otherwise herein, TLO shall be responsible for any fines, penalties, claims, violations, or similar obligations related to TLO’s operation of the Anacortes Rail Unloading Facility.

(b)    Hazardous Materials—Reporting. TLO will report its handling of all hazardous materials for TRMC as required by Applicable Law. TRMC will accurately and properly represent the nature of all such materials to TLO. TRMC agrees to reimburse TLO for any reasonable, direct charges that TLO may be required to pay for the handling of Product, excluding penalties, fines or excess charges resulting from material errors or omissions in TLO’s reporting as required by Applicable Law.

SECTION 13	SERVICES; HOURS; VOLUME GAINS AND LOSSES
(a)    Services. Subject to and in accordance with prudent industry practices, TLO shall offload and throughput TRMC’s Products at the Anacortes Rail Unloading Facility and provide such other services set forth for in this Agreement as well as the following: (i) unit train switching operations; (ii) connection and disconnection of unit train railcars; (iii) reassembly of unit trains; (iv) maintenance and repair of all offloading equipment; (v) provision and maintenance of the equipment necessary to perform the services contemplated by this Agreement; (vi) minor maintenance and repair of unit train railcars; and (vii) operation of the Anacortes Rail Unloading Facility (collectively, the “Services”).  TLO will timely provide TRMC with a copy of any regulatory compliance report filed by TLO regarding TRMC’s Product upon request by TRMC.  TLO will provide the labor and supervision necessary to perform the Services contemplated by this Agreement. TLO will maintain the Anacortes Rail Unloading Facility according to prudent industry practice and will use reasonable care in performing the Services consistent with customary industry practices.
(b)    Hours. The Anacortes Rail Unloading Facility will be available on 24/7/365 basis, as needed, except as provided for in Section 14(c) or in the event of a Force Majeure.

(c)    Volume Gains and Losses. TLO shall have no obligation to measure volume gains and losses and shall have no liability whatsoever for normal course physical losses that may result from the offloading and throughput of the Products at the Anacortes Rail Unloading Facility, except if such losses are caused by the gross negligence or willful misconduct of TLO. TRMC will bear any volume gains and losses that may result from the offloading and throughput of the Products at the Anacortes Rail Unloading Facility.

(d)    Major Damage to Unit Train Railcars. To the extent railcars are damaged and require immediate and/or major repair, and cannot be safely unloaded at the Anacortes Rail Unloading Facility, such railcars will be moved to the bad order track at TRMC’s sole risk and expense. TLO will notify TRMC in writing as soon as reasonably practical that damaged railcars have been moved to the bad order track. Once on the bad order track, TLO will use commercially reasonable efforts to unload and repair or remove such damaged railcars at TRMC’s sole risk and expense. Measurements, title, custody, Product quality and other data associated with the bad order railcars will be coordinated on between TLO and TRMC on a case-by-case basis. If TRMC does not use commercially reasonable efforts to promptly unload and repair or remove damaged railcars on the bad order track, then thirty (30) days after notification has been provided to TRMC, TLO may (i) remove such railcars from the Anacortes Rail Unloading Facility to an alternate site at TRMC’s sole cost and expense, and (ii) assess TRMC a fee for any railcars remaining on the bad order track. If, at any time the number of materially damaged railcars at the Anacortes Rail Unloading Facility should exceed the capacity of the bad order track, TLO shall promptly notify TRMC, and if TRMC does not immediately make suitable arrangements to have sufficient damaged railcars repaired or removed from the Anacortes Rail Unloading Facility, then remove such railcars from the Anacortes Rail Unloading Facility to an alternate site at TRMC’s sole cost and expense.

SECTION 14	OPERATIONS
(a)     Nominations and Scheduling. TRMC shall nominate unit trains on a routine basis and in accordance with the procedures and railcar specifications outlined in Annex B. TLO shall provide TRMC’s unit trains non-discriminatory, priority access rights to access Anacortes Rail Unloading Facility to offload and throughput TRMC’s Products.

(b)    Utilization. TLO will not increase the total term commitments for utilization of the Anacortes Rail Unloading Facility or provide access to or use of the Anacortes Rail Unloading Facility to any third party without the prior written consent of TRMC, in TRMC’s sole discretion.

(c)    Unavailability due to Maintenance. The Anacortes Rail Unloading Facility may be unavailable for short periods of time due to routine maintenance and repair. To the extent (i) such routine maintenance and/or repair shall be for a period of seven (7) days or less, TLO shall use reasonable commercial efforts to provide TRMC at least thirty (30) days advance written notice of such planned maintenance and/or repair of the Anacortes Rail Unloading Facility, to the extent practicable, and (ii) such routine maintenance and/or repair shall be for a period greater than seven (7) days, TLO shall use reasonable commercial efforts to provide TRMC at least ninety (90) days advance written notice of such planned maintenance and/or repair of the Anacortes Rail Unloading Facility, and consult and coordinate with TRMC regarding the same, to the extent practicable. Notwithstanding any of the foregoing to the contrary, Section 5(b) hereof shall apply to any such unavailability.

(d)    Demurrage. TLO will not pay demurrage, except (i) if such demurrage is the result of TLO’s gross negligence or willful misconduct, or (ii) to the extent caused by TLO’s contractors, subcontractors or agents, and then only up to the amounts TLO is able to recover from its contractors, subcontractor and/or agents.

SECTION 15	TITLE AND RISK OF LOSS; CUSTODY AND CONTROL
Title and the risk of loss or damage to the Product shall remain at all times with TRMC, subject to any lien in favor of TLO under Applicable Laws. TLO will have custody of Product from (a) the time a railcar containing Product enters the Anacortes Rail Unloading Facility and BNSF’s locomotive crew has disembarked from, and TLO’s or a TLO contractor’s locomotive crew has embarked onto, the locomotive used to transfer railcars to the Anacortes Rail Unloading Facility, until (b) the offloaded Products pass through the first pipeline flange connecting the delivery line to the Anacortes Refinery.

SECTION 16	NEW TAXES AND ASSESSMENTS
(a)    New Taxes and Assessments. Without duplication of matters addressed in Section 6, which shall control with respect to such matters, TRMC shall promptly pay or reimburse TLO for any newly imposed taxes, duties, import fees, assessments or other charges of any federal, state, or local Governmental Authority that TLO is required to pay or collect, including oil spill response fund assessments, spill taxes, pollution control taxes, emission fees, charges, excises, duties, tariffs, inspections, if any, now or during the Term of this Agreement that are hereafter imposed on Product and on the transfer, handling or disposal of Waste, or on any other use thereof. Further, TRMC shall promptly pay or reimburse TLO for any additional or increased taxes levied upon TLO by reason of TRMC’s use of TLO’s leased premises or any equipment thereon. Notwithstanding the foregoing, each Party shall pay its own personal property, ad valorem, income, profit, franchise, or similar tax.
(b)    Excise Taxes. TRMC is responsible for the collecting and remitting of all applicable federal and state excise taxes on Product from its customers and accounts for which TRMC would ordinarily be responsible.
(c)    Exemption. If TRMC is exempt from the payment of any taxes allocated to TRMC under the foregoing provisions, TRMC shall furnish TLO with the proper exemption certificates.

SECTION 17	COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS
(a)    Compliance with Applicable Law. TRMC certifies that none of the Products covered by this Agreement will be derived from Crude Oil, petrochemical, or gas which was produced, withdrawn from storage or imported in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any governmental agency having jurisdiction in the premises.
(b)     Applicable Law. The Parties are entering into this Agreement in reliance upon and shall fully comply with all Applicable Law which directly or indirectly affects the Products throughput hereunder, or any receipt, throughput delivery, transportation, or handling of Products hereunder or the ownership, operation or condition of the Anacortes Rail Unloading Facility. Each Party shall be responsible for compliance with all Applicable Laws associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.
(c)    New or Changed Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party, then either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet and negotiate in good faith amendments to this Agreement that will conform this Agreement to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

SECTION 18	LIMITATION ON LIABILITY
(a)    Waiver of Consequential and Other Damages. In no event shall a Party be liable to the other party for any lost profits or indirect, special, incidental, consequential or punitive damages, no matter how characterized, relating to this Agreement and arising from any cause whatsoever, except with respect to indirect, special, incidental, consequential or punitive damages actually awarded to a third party or assessed by a Governmental Authority and for which a Party is properly entitled to indemnification from the other party Pursuant to the express provisions of this Agreement.
(b)    Demurrage. TLO assumes no liability for demurrage (whether related to unit train movements or otherwise), except if such demurrage is the result of TLO’s gross negligence or willful misconduct and except as provided in Section 14(d).
(c)    No Guarantees or Warranties. Except as expressly provided in this Agreement, neither TRMC nor TLO makes any guarantees or warranties of any kind, expressed or implied. TLO specifically disclaims all implied warranties of any kind or nature, including any implied warranty of merchantability and/or any implied warranty of fitness for a particular purpose.

SECTION 19	INDEMNIFICATION
(a)    Notwithstanding anything else contained in this Agreement, TLO shall release, defend, protect, indemnify, and hold harmless TRMC and each of its respective affiliates, officers, directors, shareholders, agents, employees, successors-in-interest and assignees (each individually, a “TRMC

Indemnitee”, and collectively, the “TRMC Indemnitees”), from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of any TRMC Indemnitee and, as applicable, its carriers, customers, representatives, and agents, (ii) loss of or damage to any property, products, material, and/or equipment belonging to any TRMC Indemnitee and, as applicable, its carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for demurrage and volume losses, as provided for herein), (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for demurrage and volume losses, as provided for herein), and/or personal or bodily injury to, or death of any other Person or Persons; and and (iv) Environmental Liabilities; and with respect to clauses (i) through (iv) above, to the extent (x) caused by or resulting from the wrongful acts and omissions of TLO in connection with the ownership or operation of the Anacortes Rail Unloading Facility and the services provided hereunder, and, as applicable, its carriers, customers (other than the TRMC Indemnities), representatives, and agents, or those of their respective employees with respect to such matters, or (y) otherwise caused by violations of this Agreement by TLO or its carriers, customers (other than the TRMC Indemnitees), representatives, and agents. NOTWITHSTANDING THE FOREGOING, TLO SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS ANY TRMC INDEMNITEE FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH TRMC INDEMNITEE. Furthermore, with respect to any Product lost due to a spill at the Anacortes Rail Unloading Facility, to the extent recoverable from its contractors, subcontractors or agents pursuant to any indemnification obligations of such contractor, subcontractor or agent to TLO, TLO will pass through to TRMC any indemnification payment made by such contractor, subcontractor or agent to TLO in respect of the value of such Product lost.

(b)    Notwithstanding anything else contained in this Agreement, TRMC shall release, defend, protect, indemnify, and hold harmless TLO and each of its respective affiliates, officers, directors, shareholders, agents, employees, successors-in-interest and assignees (each individually, a “TLO Indemnitee”, and collectively, the “TLO Indemnitees”) from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of any TLO Indemnitee and, as applicable, its carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to any TLO Indemnitee and, as applicable, its carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for demurrage and volume losses, as provided for herein); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for demurrage and volume losses, as provided for herein), and/or personal or bodily injury to, or death of any other Person or Persons; and (iv) Environmental Liabilities; and with respect to clauses (i) through (iv) above, to the extent (x) caused by or resulting from the wrongful acts and omissions of TRMC, in connection with TRMC’s use of the Anacortes Rail Unloading Facility and the services provided hereunder and TRMC’s Products stored hereunder, and, as applicable, its carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters; or (y) or otherwise caused by violations of this Agreement by TRMC, or, as applicable, its carriers, customers, representatives, and agents. NOTWITHSTANDING THE FOREGOING, TRMC SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS ANY TLO INDEMNITEE FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR

WILLFUL MISCONDUCT OF SUCH TLO INDEMNITEE. For the avoidance of doubt, nothing herein shall constitute a release by TRMC of any demurrage or volume losses that are caused by the TLO’s gross negligence, breach of this Agreement or willful misconduct.

(c)    Notwithstanding any other provisions of (i) this Agreement, (ii) the Omnibus Agreement, (iii) the Anacortes Mutual Track Use Agreement among the General Partner, the Partnership, the TLO and TRMC, and (iv) that certain Ground Lease between TRMC and TLO, all dated as of the date hereof, the Parties hereto agree that the indemnification provisions of any of the agreements specified in items (i) through (iv) immediately above shall control over any of the other agreements to the extent the subject matter of the indemnification is specifically referenced or provided for in that agreement. For the avoidance of doubt, the indemnification provisions of the Omnibus Agreement shall be subordinate to the respective indemnification provisions of each of the other agreements referenced above.

(d)    THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

SECTION 20	TERMINATION; RIGHT TO ENTER INTO A NEW AGREEMENT; RIGHT
OF FIRST REFUSAL
(a)    Termination for Default. A Party shall be in default under this Agreement if:

(i)    the Party materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party; or

(ii)    the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

If either Party is in default as described above, then the non-defaulting Party may: (1) terminate this Agreement upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Party under this Agreement; and/or (3) pursue any other remedy at law or in equity.
(c)    Right to Enter New Agreement. Upon termination of this Agreement for reasons other than (x) a default by TRMC, (y) any termination of this Agreement initiated by TRMC pursuant to

Section 21, or (z) a termination by reason of TRMC’s failure to exercise a renewal term option under Section 4, TRMC shall have the right to require TLO to enter into a track use and throughput agreement with TRMC that (i) is consistent with the terms set forth in this Agreement, (ii) relates to the Anacortes Rail Unloading Facility that are the subject matter of this Agreement, and (iii) has commercial terms that are, in the aggregate, equal to or more favorable to TLO than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however, that the term of any such new track use and throughput agreement shall not extend beyond April 30, 2032.

(d)    Right of First Refusal. In the event that TLO proposes to enter into a track use and throughput agreement with a third party upon the termination of this Agreement for reasons other than (x) by default by TRMC, (y) any termination of this Agreement initiated by TRMC pursuant to Section 21, or (z) a termination by reason of TRMC’s failure to exercise a renewal term option under Section 4, TLO shall give TRMC ninety (90) days prior written notice of any proposed new track use and throughput agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon TRMC’s receipt of such written notice) (the “TTA First Offer Period”) in which TRMC may make a good faith offer to enter into a new track use and throughput agreement with TLO (the “TTA Right of First Refusal”).  If TRMC makes an offer on terms no less favorable to TLO than the third-party offer with respect to such track use and throughput agreement during the TTA First Offer Period, then TLO shall be obligated to enter into a track use and throughput agreement with TRMC on the terms set forth in subsection (c) above. If TRMC does not exercise its TTA Right of First Refusal in the manner set forth above, TLO may, for the next ninety (90) days, proceed with the negotiation of the third-party track use and throughput agreement. If no third-party track use and throughput agreement is consummated during such ninety-day period, the terms and conditions of this Section 20(e) shall again become effective. Notwithstanding anything contained in this Section 20(e) to the contrary, TRMC’s TTA Right of First Refusal shall only be available and exercisable for a period of one hundred twenty (120) days after termination of this Agreement for reasons other than (x) by default by TRMC, (y) any other termination of this Agreement initiated by TRMC pursuant to Section 21, or (z) a termination by reason of TRMC’s failure to exercise a renewal term option under Section 4.

SECTION 21	FORCE MAJEURE
(a)    As soon as possible upon the occurrence of a Force Majeure, TLO shall provide TRMC with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). TLO shall identify in such Force Majeure Notice the approximate length of time that TLO reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). If TLO is unable to perform or is delayed in performing, in whole or in part, its obligations hereunder as a result of such Force Majeure, then TLO’s obligations shall be suspended during, but no longer than, the continuance of such Force Majeure event. If TLO advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then at any time after TLO delivers such Force Majeure Notice, either Party may terminate this Agreement, but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) Months prior to the expiration of the Force Majeure Period; provided, however; that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve-Month period.
(b)    Notwithstanding the foregoing, if TRMC delivers a Termination Notice to TLO (the “TRMC Termination Notice”) and, within thirty (30) days after receiving such TRMC Termination Notice, TLO notifies TRMC that TLO reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time, then the TRMC

Termination Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such TRMC Termination Notice had never been given.

SECTION 22	SUSPENSION OF REFINERY OPERATIONS
(a)    TRMC is not permitted to suspend or reduce its obligations under this Agreement in connection with a shutdown of the Anacortes Refinery for scheduled turnarounds or other regular servicing or maintenance. If refining operations at the Anacortes Refinery are suspended for any reason (including Anacortes Refinery turnarounds and other scheduled maintenance), then TRMC shall remain liable for the MTFV and any reimbursements or surcharges under this Agreement for the duration of the suspension. TRMC shall provide at least thirty (30) days’ prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance.

(b)     Further, in the event that TRMC decides to permanently or indefinitely suspend refining operations for any reason at the Anacortes Refinery, TRMC shall still remain liable for the MTVF and any reimbursements or surcharges under this Agreement for the duration of the suspension or the remaining Term, whichever is longer; provided, however, that TLO shall make commercially reasonable efforts to develop third party use of some or all of the Anacortes Rail Unloading Facility, and any net proceeds received from such development, net of costs (including without limitation any amortized capital costs for conversion of the Anacortes Rail Unloading Facility or the installation of new connections) shall be credited towards TRMC’s Minimum Throughout Volume obligations.

SECTION 23	ASSIGNMENT; NEW TRACK USE AGREEMENT; PARTNERSHIP
CHANGE OF CONTROL
(a)    On the Commencement Date, the General Partner shall assign all of its rights and obligations under this Agreement to the Partnership. The Partnership shall immediately assign its rights and obligations hereunder to TLO. Upon such assignment to TLO, TLO shall have all of the respective rights and obligations set forth herein during the Term of this Agreement.

(b)    Except as otherwise provided in this Section 23, TRMC shall not assign any of its rights or obligations under this Agreement without TLO’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that TRMC may assign this Agreement without TLO’s consent in connection with a sale by TRMC of the Anacortes Refinery so long as the transferee: (i) agrees to assume all of TRMC’s obligations under this Agreement and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TRMC in its reasonable judgment.

(c)    TLO shall not assign any of its rights or obligations under this Agreement without TRMC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) subject to Section 23(d) below, TLO may assign this Agreement without TRMC’s consent in connection with a sale by TLO of all or substantially all of the Anacortes Rail Unloading Facility so long as the transferee: (A) agrees to assume all of TLO’s obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TLO in its reasonable judgment; and (C) is not a competitor of TRMC; and (ii) TLO shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for TLO.

(d)    Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(e)    In the event that at any time during the Term hereof, as it may be extended under Section 4, TLO proposes to sell of all or substantially all of the Anacortes Rail Unloading Facility to a third party, TLO shall give TRMC ninety (90) days’ prior written notice of any such sale, including (i) details of all of the material terms and conditions thereof, including without limitation, a firm commitment by a capable third party purchaser to purchase all or substantially all of the the Anacortes Rail Unloading Facility at specified price, and (ii) a sixty (60)-day period (beginning upon TRMC’s receipt of such written notice) (the “Purchase First Offer Period”) in which TRMC may make a good faith offer to purchase all or substantially all of the Anacortes Rail Unloading Facility from TLO (the “Purchase Right of First Refusal”).  If TRMC makes an offer on terms no less favorable to TLO than the third-party offer with respect to such sale during the Purchase First Offer Period, then TLO shall be obligated to sell all or substantially all of the Rail Unloading Facility to TRMC on the same terms set forth in such offer to purchase by the third party. If TRMC does not exercise its Purchase Right of First Refusal in the manner set forth above, TLO may, for the next ninety (90) days, proceed with the negotiation of the sale of the Anacortes Rail Unloading Facility. If such sale is not consummated during such ninety (90) period, the terms and conditions of this Section 23(e) shall again become effective.

(f)    TRMC’s obligations hereunder shall not terminate in connection with a Partnership Change of Control, provided, however, that in the case of any Partnership Change of Control or the sale of all or substantially all of the Anacortes Rail Unloading Facility to a purchaser other than TRMC, TRMC shall retain the option to extend the Term of this Agreement as provided in Section 4, and the Identification Date (as defined in the Omnibus Agreement) shall be deemed to have occurred, if it has not already occurred by reason of the passage of time. TLO shall provide TRMC with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

SECTION 24	INSURANCE
(a)    At all times during the Term of this Agreement and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, each Party shall maintain at its expense the below listed insurance in the amounts specified below which are minimum requirements. Such insurance shall provide coverage to each Party, as applicable, and such policies, other than Worker’s Compensation Insurance, shall include each Party as an Additional Insured, as applicable. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by either Party (which shall be excess) and each policy shall provide the full coverage required by this Agreement. All such insurance shall be written with carriers and underwriters acceptable to both Parties, and eligible to do business in the State of Washington and having and maintaining an A.M. Best financial strength rating of no less than “A-“ and financial size rating no less than “VII”; provided that either Party may procure worker’s compensation insurance from the State of Washington. All limits listed below are required MINIMUM LIMITS:

(i)    Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the State of Washington, in limits not less than statutory requirements;
(ii)    Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;

(iii)    Commercial General Liability Insurance, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by either Party or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement by the Parties;
(iv)    Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by either Party or by Applicable Law from time to time. Limits of liability for this insurance must be not less than $1,000,000 per occurrence;
(v)    Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above; and
(vi)    Property Insurance, which property insurance shall be first-party property insurance to adequately cover the value of any property owned by a Party and related to such Party’s performance under this Agreement, including personal property of others.
(b)    All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against either Party, as applicable, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.
(c)    Upon execution of this Agreement and prior to the operation of any equipment by either Party, each Party will furnish to the other Party, and at least annually thereafter (or at any other times upon request by a Party) during the Term of this Agreement (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of such Party and shall provide that there will be no material change in or cancellation of the policies unless such Party is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to each Party prior to policy expiration.
(d)    Each Party shall be solely responsible for any applicable deductibles or self-insured retention.

SECTION 25	NOTICE
All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) if by transmission by facsimile or hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) business days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) business day after deposit therewith prepaid; or (iv) by e-mail one (1) business day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses set forth on Schedule 25 attached hereto. Either Party may, at any time and from time to time may, modify and/or supplement Schedule 25 by providing the other Party with a substitute Schedule 25, changing the addresses for such Party, without requiring amendment of this Agreement.

SECTION 26	REPORTS AND AUDIT
(a)    Either Party shall have the right, at its sole cost and expense, upon forty-five (45) days prior written notice, to audit the books, accounts, and records of the other Party directly related to that Party and related to an invoice of the other Party to verify the accuracy of such invoice, or as otherwise appropriate to audit performance under this Agreement. Under no circumstances shall the scope of such audit include the books, accounts or records of a third party. All audited information shall be kept confidential pursuant to the terms of this Agreement. The audited Party will not be required to divulge any information that identifies specific volumes attributable to any customer other than the auditing TRMC, or that is otherwise in violation of any applicable anti-competition laws, rules or regulations a third-party auditor may be required to enter into a confidentiality agreement if it is deemed necessary by the Party being audited. Under no circumstances may an auditor disclose third-party information, including, but not limited to third-party TRMC identities and third-party pricing information, to the Party exercising its right for an audit without the written permission of the Party being audited. The Party being audited will have sole discretion whether to permit such disclosure.

(b)    Within one-hundred and eighty (180) days of an audit commencing, all final audit findings must be presented to the Party being audited. Subject to the time limitations set forth herein, the Parties will negotiate in good faith to verify and promptly settle claims pursuant to this clause; provided that any claim not filed with the appropriate court of law within twenty-four (24) Months of the date of the invoice in question shall be waived.

SECTION 27	CONFIDENTIAL INFORMATION
(a)    Obligations. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 27. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(i)    is available, or becomes available, to the general public without fault of the receiving Party;
(ii)    was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party;
(iii)    is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or
(iv)    is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.
For the purpose of this Section 27, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

(b)    Required Disclosure. Notwithstanding Section 27(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c)    Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party or destroyed with destruction certified by the receiving Party upon termination of this Agreement, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information and accounting information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 27, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d)    Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e)    Survival. The obligation of confidentiality under this Section 27 shall survive the termination of this Agreement for a period of two (2) years.

SECTION 28	MISCELLANEOUS
(a)    Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(b)    Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

(c)    Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(d)    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(e)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(f)    No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(g)    WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

(h)    Schedules, Exhibits and Annexes. Any schedules, exhibits and/or annexes attached hereto and referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, effective as of the Commencement Date.

TESORO LOGISTICS OPERATIONS LLC

By: /s/ Phillip M. Anderson __ __________
Phillip M. Anderson
President

Solely in respect of Section 23 only:
TESORO LOGISTICS LP
By: TESORO LOGISTICS GP, LLC,
 its general partner

By: /s/ Phillip M. Anderson __ __________
Phillip M. Anderson
President

Solely in respect of Section 23 only:
TESORO LOGISTICS GP, LLC

By: /s/ Phillip M. Anderson __ __________
Phillip M. Anderson
President

TESORO REFINING AND MARKETING COMPANY By: /s/ Daniel R. Romasko__ _ _________ Daniel R. Romasko Executive Vice President, Operations

Signature Page to
Track Use and Throughput Agreement

SCHEDULE I
ANACORTES RAIL UNLOADING FACILITY

SCHEDULE 25
NOTICE ADDRESSES

If to TLO, to:

Tesoro Logistics Operations LLC
19100 Ridgewood Parkway
San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel
phone: (210) 626-4280
fax: (210) 745-4494
email: charles.s.parrish@tsocorp.com

For all other notices and communications:

Attention: Victoria R. Somers, Contracts Administrator – Logistics
phone: (210) 626-6390
fax: (210) 745-4490
email: victoria.r.somers@tsocorp.com

If to TRMC, to:

Tesoro Refining and Marketing Company
19100 Ridgewood Parkway
San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel
phone: (210) 626-4280
fax: (210) 745-4494
email: charles.s.parrish@tsocorp.com

For all other notices and communications:

Attention: Rick D. Weyen, Vice President, Logistics
phone: (210) 626-4433
fax: (210) 745-4631
email: Rick.D.Weyen@tsocorp.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

ANNEX A
INITIALLY APPROVED PRODUCT GRADES AND QUALITIES

Product. TLO will receive for TRMC at the Anacortes Rail Unloading Facility Product complying with the specifications ("Product Specifications") listed below:

Product Specifications
Reid Vapor Pressure Maximum 11.5 psia per ASTM D-323
Viscosity	Maximum 100 CST at 60 degrees F per ASTM D-445
Pour Point	Maximum 30 degrees F per ASTM D-97
BS&W	Maximum of 1% by volume

Products with qualities outside these specifications may be approved at TLO’s discretion. Additional costs required to support receipt of products outside these specifications will be at TRMC’s expense.

Initial Crude Grades approved are*:

North Dakota Bakken Crude Oil
Canadian MSW
Canadian Syncrude
Eagle Ford Crude Oil
Permian Basin Crude Oil

* Crudes with hydrogen sulfide above 15 ppm in vapor space (D-5705) require prior notification and approval from TLO.

ANNEX B
NOMINATION AND SCHEDULING; RAILCAR SPECIFICATIONS

Nominations and Scheduling.
TRMC will nominate or cause to be nominated each Unit Train in writing to the Representative named by TLO at the Anacortes Rail Unloading Facility ("Terminal Representative"). In a nomination, TRMC will provide: (a) the estimated time of arrival ("ETA"); (b) number of railcars; and (c) the volume of Product to be delivered in the Unit Train and grade of crude oil TRMC intends to unload. TRMC will ensure that it provides any and all information reasonably requested by the Terminal Representative related to any nomination.
TRMC will update TLO on the schedule for the arrival of its Unit Train(s) by providing TLO with Unit Train's name two (2) calendar days in advance of its scheduled departure at load point, the ETA at the Unit Train Facility at least seven (7) calendar days (where applicable) in advance of the ETA, three (3) calendar days in advance of the ETA, twenty-four (24) hours in advance of the ETA, and twelve (12) hours prior to the ETA.
Railcar Specifications.

The following specifications reflect TLO’s minimum railcar requirements, which are not intended to replace original manufacturer requirements or other basic industry regulations or specifications. Railcar variations that are outside of these specifications must be approved by TLO in advance of arrival of the Unit Train and, if accepted by TLO, may require TLO to break the Unit Train at additional points at TRMC's sole cost and expense.

Design Item	Parameter I Requirement
Design Car Length- over coupler pulling faces- (ftlin)	59'-4"
Minimum Car Length- over coupler pulling faces- (ftlin) For all cars having the same AlB orientation	59'-3" (this is an absolute dimension, tolerances and coupling connection variances must be evaluated)
Maximum Car Length -over coupler pulling faces- (ftlin) For all cars having the same AlB orientation	59'-6" (this is an absolute dimension, tolerances and coupling connection variances must be evaluated)
Minimum Car Length- over coupler pulling faces -(ftlin) For cars having varied AlB orientations, with maximum crash box centerline to tank centerline offset of24"	59'-4" (this is an absolute dimension, tolerances and coupling connection variances must be evaluated)
Maximum Car Length- over coupler pulling faces- (ftlin) For cars having varied AlB orientation, with maximum crash box centerline to tank centerline offset of24"	59'-5 112" (this is an absolute dimension, tolerances and coupling connection variances must be evaluated
Maximum Crash Box Entry Centerline I Tank Centerline Offset (in.)	24"
Minimum Crash Box Entry Width (in)	21"
Maximum Car Height - Top of Rail to Top of Crash Box Handrail (ft)	17' (17' is limit for cars with crash box widths :::;: 7'; cars with crash box widths greater than 7' should be evaluated for maximum allowable car height)
Bottom Connection (Cap Off I Empty Car) Height from Top of Rail (est.) (in)	16" Minimum
BOY Axis (empty car) Height from Top of Rail (in)	3I"Minimum
Spring Travel - Loaded to Empty (in)	2" Maximum
BOY Size and Connection	4" Ball Valve- Salco Cam Lock Cap Required Must utilize either Type A or Type B. Type A.) part # TE4ITUFIA Type B.) part# TE4IUTF1A

BOY Internal Drain	No Riser Pipe, Full Drainage
Air Inlet Connection	1" Minimum Connection, use Salco Cam Lock Cap part# K201UMPIA. Use full port valve. Do not use a l-in riser with 2-in adapter.
Required Air Inlet Capacity	Estimated at 900 cfrn (air) minimum with 1 psi differential (a} atmospheric pressure
Pressure Safety Relief Device and Capacity	Required, Sized Per Standard Industry Methods
Pressure Safety Relief Device- Set Pressure	Set at MA WP (Maximum of 165 psig)
Vacuum Relief Valve and Capacity	Required, estimated at 230 cfrn (air) with 4 psi differential @ atmospheric pressure
Outage / Strapping Table	Car specific gage table required per car

Rail Car Orientation.

All Rail cars must be orientated in the same direction.